Exhibit 24

                               POWER OF ATTORNEY

         I hereby appoint LAURIE B. KEATING, JOEL S. GOLDBERG and JEAN L. ERNST, each of them acting singly, my true and lawful attorney-in-fact with full power of substitution, for me and in my name, to sign on my behalf any and all forms required to be filed pursuant to federal securities laws by virtue my position with and my ownership of securities in MILLENNIUM PHARMACEUTICALS, INC. and its affiliated companies, as may be required or appropriate, from time to time, and to file the same with the Securities and Exchange Commission. I grant to each attorney-in-fact full power and authority to do and perform everything requisite and necessary to be done, as fully as I could do in person. I verify and confirm all that each attorney-in-fact, or his or her substitute, may lawfully do or cause to be done by virtue of this Power of Attorney.

         This Power of Attorney will continue in effect until I revoke it in writing to the above-named attorneys-in-fact, and each attorney-in-fact is entitled to rely on this Power of Attorney until he or she receives written revocation from me.



Date: 22 May 2007                   /s/ NANCY SIMONIAN
                                    Nancy Simonian